Exhibit 99.2
AEP    AMERICAN
       ELECTRIC
       POWER

AEP:  America's Energy Partner


Media contacts:     Pat D. Hemlepp                Larry Jones
                    American Electric Power       Central and South West Corp.
                    614/223-1620                  214/777-1276

Analysts contacts:  John Bilacic                  Becky Hall
                    American Electric Power       Central and South West Corp.
                    614/223-2847                  214/777-1277


FOR IMMEDIATE RELEASE


AEP ANNOUNCES PLAN TO RESTART COOK NUCLEAR PLANT;
UNITS SCHEDULED TO RETURN TO SERVICE IN APRIL AND SEPTEMBER 2000

COLUMBUS, Ohio, June 25, 1999 - American Electric Power Company Inc. (NYSE: AEP) today announced that its board of directors has approved a comprehensive plan to restart the idle Cook Nuclear Plant. Unit 2 is scheduled to return to service in April 2000 and Unit 1 is to return to service in September 2000.

      The announcement follows a comprehensive systems readiness review of all operating systems at the Cook plant. Plant officials shut down both units of the facility, located in Bridgman, Mich., in September 1997 because of questions raised during a design inspection by the Nuclear Regulatory Commission.

      E. Linn Draper Jr., chairman, president and chief executive officer of AEP, said, "After evaluating the difficult choices facing the future of the Cook plant, AEP management and its board of directors determined that restarting the plant is the best decision for our shareholders, customers and employees. The restart plan is comprehensive, realistic and deliverable and we are confident that it can be completed on schedule and on budget. Our confidence is based on the caliber of the team managing the restart effort, its effective working relationship with the regulatory authorities and the consistency of the timing and cost estimates of our plan with other comparable successful restarts."

      The company said that expenditures associated with the restart will total approximately $574 million, of which $192 million has already been spent. These costs will be accounted for primarily as expenses in 1999 and 2000. The company expects the outage and restart effects to reduce AEP's earnings per share by about 27 cents a share for the first half of 1999, another 37 cents per share for the second half of 1999, and $1.15 per share in the year 2000. A portion of 1999 restart costs have been deferred, so the earnings impact for 1999 is less than it would otherwise have been. The company indicated that the financial impact of this restart plan will not affect the company's dividend.

      Before making its decision, the board evaluated whether to restart the plant or to shut it down completely. In examining the restart option, the board considered cost estimates derived from a thorough readiness review by an experienced management group, the newly strengthened controls set in place to manage the project, and the likelihood that the anticipated expenditures would be recoverable in a competitive marketplace.

      In addition, the board considered the opportunities for improved operational performance that could be achieved from a successful restart, as well as the likelihood that the actions taken to qualify the plant for restart also will enable it to satisfy the NRC's rigorous requirements for relicensing and extended operation. Based on its evaluation, the board concluded that the risks associated with restart were manageable and appropriate, particularly when compared to the alternative of shutting down the plant, writing off the investment and losing significant sales opportunities.

      Draper added, "We have brought together seasoned nuclear executives to develop and implement the restart plan. They are unparalleled in experience and success in restarting idle nuclear facilities, truly a world-class team of highly experienced engineers and experts. Most of the key members have helped to direct successful plant restarts and all have effective working relationships with regulators and the industry that will contribute to the efficient and effective implementation of the restart plan."

      Bob Powers, AEP's senior vice president of nuclear generation said, "We have undertaken the most comprehensive, rigorous review of the Cook operations since the plant first came on line, in continuous contact with the NRC. During
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the course of our review,  the team has uncovered  many  engineering  and design issues  that  were  masked  by  the  successful  operation  of the  Cook  plant.
Fortunately, all of these issues have been successfully dealt with in other restart programs and none will require untested solutions or major plant modifications."

      The company had previously indicated that it will replace a steam generator for Unit 1 before that unit would be returned to service. The expected costs of replacement have been set at approximately $165 million, of which $68 million has already been spent. These costs will be accounted for as a capital investment unrelated to the restart.

      "When the units are returned to service, Cook plant will be a more efficient and more predictable producer of energy and revenue," Powers said. "Moreover, as a result of the scope and thoroughness of the restart effort, the plant will be in the best possible position to satisfy the NRC's stringent requirements for relicensing and extended operation," he added.

      "The decision to restart Cook, like the decision to merge with Central and South West Corp. (NYSE: CSR) and to acquire Louisiana Intrastate Gas, underscores AEP's long term strategy of growing our already substantial energy commodity business by building a diversified portfolio of operations from a variety of fuels and strategically located geographic sources," Draper noted. "Restarting Cook and qualifying it for relicensing and extended operation expands the range of that portfolio," he added.

      E. R. Brooks, chairman and chief executive officer of Dallas-based CSW, AEP's merger partner, said, "We continue to believe in the strategic logic of this merger. We will continue with AEP to assess developments at Cook in the context of the overall transaction. The current projections by AEP for the Cook plant have not altered our continuing support for the transaction. We are continuing to cooperate fully in the activities necessary to achieve successful completion of the merger."

      AEP, a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio. On Dec. 22, 1997, AEP announced a definitive merger agreement for a tax-free, stock-for-stock transaction with Central and South West Corp., a public utility holding company based in Dallas.
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This press release contains statements that are forward looking within the meaning of Section 21 E of the Securities Exchange Act of 1934. These forward looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Key factors that could have a direct impact include various events that could impact the successful execution of the restart plan, such as the timing and the nature of actions by the NRC and other regulatory bodies, potential new plant modifications not foreseen at this time which could extend the outage further, the impact of the outage and restart activities on earnings, and other factors described in the Company's Securities and Exchange Commission filings.
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      News  releases and other  information  about AEP can be found on the World
Wide Web at http://www.aep.com.

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